Exhibit 5.1

August 12, 2014

Cartesian, Inc.

7300 College Boulevard, Suite 302

Overland Park, Kansas 66210

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Cartesian, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof, with respect to the resale from time to time by the selling stockholder of the Company, as identified in the Registration Statement (the "Selling Stockholder"), of up to 5,609,756 shares of the Company's common stock, par value $0.005 per share ("Common Stock"), which are comprised of: (i) 609,756 shares of Common Stock (the "Shares") sold and issued by the Company to the Selling Stockholder on March 18, 2014; and (ii) 5,000,000 shares of Common Stock (the "Warrant Shares") issuable upon exercise of warrants issued to the Selling Stockholder on May 8, 2014 (the "Warrants"), which includes the Company's good-faith estimate of the number of shares of Common Stock (603,456 shares) that may become issuable in the future pursuant to certain economic anti-dilution provisions in the Warrants. The Registration Statement also relates to the Company's preferred stock purchase rights (the "Rights") associated with the Shares and the Warrant Shares to be issued pursuant to that certain Amended and Restated Rights Agreement, dated as of July 19, 2010 and as amended on February 25, 2014 (the "Rights Agreement"), by and between the Company and Computershare Trust Company, N.A., as rights agent. This opinion is being delivered in accordance with the requirement of Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Certificate of Incorporation and the Bylaws of the Company; (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares, the Warrant Shares, and the Rights; (iii) the Registration Statement; (iv) the Investment Agreement; (v) the Tracking Warrant; (vi) the Incentive Warrant; and (vii) the Rights Agreement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, the due authorization, execution and delivery of all documents by the parties thereto other than the Company and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon the statements and representations of officers and other representatives of the Company and others.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of: (i) applicable bankruptcy, insolvency, reorganization, moratorium, arrangement and other laws affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers; (ii) the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the federal law of the United States of America and the Delaware General Corporation Law (which as used herein includes the statutory provisions contained therein, the Delaware Constitution and judicial opinions interpreting these laws). We advise you that the issues addressed by this opinion may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws that may actually govern.

Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that

1.    The Shares and the associated Rights have been duly authorized and validly issued and the Shares are fully-paid and non-assessable.

2.    The issuance of the Warrant Shares and associated Rights has been duly authorized and, when issued and delivered by the Company against payment therefor as contemplated by the Warrants, the Warrant Shares and associated Rights will be validly issued, and the Warrant Shares will be fully-paid and non-assessable.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time; that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement; and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in the invalidity of such rights in their entirety.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement. This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law, including judicial interpretations of law, or of facts of which we become aware after the date hereof.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Commission.

Very truly yours,

STINSON LEONARD STREET LLP

/s/ Stinson Leonard Street LLP